As filed with the Securities and Exchange Commission on September 1, 1998.
   --------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                          CLUBCORP INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                  DELAWARE                          75-2778488
                  --------                          ----------
      (State  or  Other  Jurisdiction  of          (I.R.S.  Employer
      Incorporation  or  Organization)             Identification  No.)


                           3030 LBJ FREEWAY, SUITE 700
                              DALLAS, TEXAS  75234
                                 (972) 243-6191

       (Address, including Zip Code,  and Telephone Number, including Area
               Code, of Registrant's Principal Executive Offices)
                             _______________________

                    CLUBCORP COMPREHENSIVE COMPENSATION PLAN

                         CLUB CORPORATION INTERNATIONAL
                               OMNIBUS STOCK PLAN

                         CLUBCORP STOCK INVESTMENT PLAN

                         CLUB CORPORATION INTERNATIONAL
                           EXECUTIVE STOCK OPTION PLAN

                              (Full Title of Plans)
                             _______________________


                               JAMES P. MCCOY, JR.
                            EXECUTIVE VICE PRESIDENT
                           AND CHIEF FINANCIAL OFFICER
                           3030 LBJ FREEWAY, SUITE 700
                               DALLAS, TEXAS 75234
                                 (972) 243-6191

                      (Name, Address, and Telephone Number,
                   including Area Code, of Agent for Service)

     PART  II

     INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

     This Post-Effective Amendment No. 1 to those certain registration statements on Form S-8 (File Nos. 33-89818, 33-96568, 333-08041 and 333-57107
collectively the "Registration Statements") is being filed pursuant to Rule 414 promulgated under the Securities Act of 1933 (the "Securities Act") by ClubCorp International, Inc. ("Registrant"), successor to Club Corporation International ("ClubCorp Nevada"). Pursuant to a statutory merger consummated on August 12, 1998, ClubCorp Nevada reincorporated from Nevada to Delaware and changed its name to ClubCorp International, Inc. Prior to the merger, Registrant had no assets or liabilities other than nominal assets and liabilities. In connection with the merger, Registrant succeeded by operation of law to all of the assets and liabilities of ClubCorp Nevada.

     Except as modified by this Amendment, Registrant hereby adopts the Registration Statements as its own for all purposes under the Securities Act and the Securities and Exchange Act of 1934 (the "Exchange Act").

ITEM  3.    INCORPORATION  OF  CERTAIN  DOCUMENTS  BY  REFERENCE
            ----------------------------------------------------

     The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by the Registrant are incorporated by reference in this Amendment to the Registration Statements:

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which contains the Registrant's audited financial statements for the Registrant's last completed fiscal year (the "Form 10-K").

     (b) Quarterly Reports on Form 10-Q for the quarters ended March 25, 1998 and June 17, 1998.

     (c) All reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act, since the year covered by the audited financial statements contained in the Form 10-K.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, "Incorporated Documents").

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM  4.    DESCRIPTION  OF  SECURITIES
            ---------------------------

     Registrant's authorized capital stock consists of 400,000,000 of which 250,000,000 shares are Common Stock and 150,000,000 shares are Preferred Stock with a par value of $.01 per share. As of June 17, 1998, there were 84,975,103 shares of Common Stock outstanding and approximately 330 stockholders of record and there were no shares of Preferred Stock outstanding. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor. Each share of Common Stock entitles the holder thereof to one vote. Cumulative voting for the election of directors is not permitted, which means that the holders of a majority of shares voting for the election of directors can elect all members of the Board of Directors. Except as otherwise required by applicable law, a majority vote is sufficient for any action that requires the vote or concurrence of stockholders. Holders of Common Stock do not have any subscription, redemption or conversion rights. However, the trustees of the ClubCorp Stock Investment Plan ("SIP") have the right to require the Registrant to purchase the Common Stock held by the SIP at the current appraised value as necessary to meet the requirements of the Employment Retirement Income Security Act and the SIP. Common Stock issued hereunder is not subject to statutory or other preemptive rights. Upon liquidation of Registrant, the holders of Common Stock are entitled to share ratably in the net assets of Registrant remaining after payment of liabilities. All shares of Common Stock issued and outstanding are fully paid and non-assessable. Registrant has never paid dividends on the Common Stock, and no such dividends should be expected in the foreseeable future. Registrant expects to continue its policy of retaining earnings for use in its business.

ITEM  5.    INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL
            ------------------------------------------

     Not  applicable.

ITEM  6.    INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS
            ---------------------------------------------

     The Registrant's Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

     Pursuant  to  the  provisions  of  Section  145  of  the  Delaware  General
Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The Registrant's Certificate of Incorporation contains provisions requiring it to indemnify its officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

ITEM  8.    EXHIBITS
            --------

4.1     Certificate of Incorporation of ClubCorp International, Inc.

4.2     Bylaws of ClubCorp International, Inc.

15.1 Letter of KPMG Peat Marwick LLP regarding unaudited interim financial statements (previously filed)

23.1    Consent of KPMG Peat Marwick LLP  (previously filed)

ITEM  9.    UNDERTAKINGS
            ------------

     (a)    The  Registrant  hereby  undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification by the Registrant against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on September 1, 1998.

CLUBCORP INTERNATIONAL, INC.


By: /s/James P. McCoy, Jr.
    ----------------------
     James P. McCoy, Jr.
     Executive Vice President, Chief Financial
       Officer (Principal Financial Officer
       and Accounting Officer)



     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated:



SIGNATURE                                TITLE                        DATE
-----------------------  -------------------------------------  -----------------
   *
-----------------------
Robert H. Dedman, Sr.    Chairman of the Board                  September 1, 1998

   *
-----------------------
Robert H. Dedman, Jr.    Chief Executive Officer, President     September 1, 1998
                         and Director (Principal Executive
                         Officer)

   *
-----------------------
James M. Hinckley        Chief Operating Officer and Director   September 1, 1998

   *
-----------------------
Robert H. Johnson        Chief Operating Officer,               September 1, 1998
                         International Operations

/s/ James P. McCoy, Jr.
-----------------------
James P. McCoy, Jr.      Executive Vice President and Chief     September 1, 1998
                         Financial Officer
                         (Principal Financial Officer and
                         Accounting Officer)
   *
-----------------------
Terry A. Taylor          Executive Vice President,              September 1, 1998
                         Secretary and Chief Legal Officer

   *
-----------------------
Mark W. Dietz            Executive Vice President               September 1, 1998

   *
-----------------------
Albert E. Chew, III      Executive Vice President               September 1, 1998

   *
-----------------------
James E. Maser           Executive Vice President               September 1, 1998

   *
-----------------------
Patricia Dedman Dietz    Director                               September 1, 1998





*   By:   /s/James  P.  McCoy,  Jr.
          -------------------------
          James  P.  McCoy,  Jr.
          Attorney-in-Fact